EXHIBIT 10.2

ARKADOS GROUP, INC.

 CONSENT OF THE BOARD OF DIRECTORS
IN LIEU OF MEETING

The undersigned, being all of the members of the Board of Directors of ARKADOS GROUP, INC. (the “Corporation”), do hereby consent to the taking of the following action without a meeting pursuant to the General Corporation Act of the State of Delaware and the Corporation’s By-laws as of this 29th day of March, 2010.

WHEREAS, on March 3, 2010, the Board of Directors constituted Andreas Typaldos as a Special Committee of one to consider and recommend a plan of compensation for the activities of Harris Cohen in his capacity as an independent director having the sole responsibility to review, report upon and recommend that the Corporation take certain actions with respect to the compromise and conversion of outstanding secured debentures.

WHEREAS, Mr. Typaldos has recommended that Mr. Cohen be paid a stipend for his past and continuing services and be granted an opportunity to purchase equity in the Corporation following its possible future reorganization.

NOW THEREFORE, it is

RESOLVED, that Mr. Cohen receive a stipend of $7,000 for his services in such capacity during the period from December 1, 2009 to January 31, 2010 and thereafter a monthly stipend of $3,000 per month for each month thereafter until either the outstanding debentures are fully discharged or converted, provided that the Corporation may terminate such stipend at any time upon 30 days notice after May 1, 2010; and it was further

RESOLVED, that Mr. Cohen as additional compensation for his services during the period from December 1, 2010 until the completion of the Corporation’s plan of financing and debt restructruring, be issued, at the first closing of an equity financing and debt restructuring, a five year warrant (the “Warrant”) to purchase 125,000 shares of the Corporation’s common equity as it is reconstituted following such financing and debt restructuring at the price of $0.05 per share (after giving effect to such restructuring and financing).

AUTHORIZATION OF OFFICERS TO TAKE NECESSARY OR DESIRABLE ACTIONS

RESOLVED, that, subject to the limitations set forth in these resolutions, the proper officers of the Corporation are authorized and empowered to execute and deliver any and all instruments and to take any and all actions as may be necessary or in their opinion desirable to carry into effect the intent and purpose of the foregoing resolutions.

EXECUTION

This Consent shall be deemed to be fully executed and delivered when each of the undersigned has executed at least one counterpart, but not necessarily the same counterpart, hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the in the capacities indicated.

/s/ Oleg Logvinov	/s/ Andreas Typaldos
Oleg Logvinov	Andreas Typaldos, Chairman

/s/ William H. Carson
Gennaro Vendome	William H. Carson

Solely for the purpose of approving that actions be taken without a meeting and without casting a substantive vote on matter in which the following have a personal interest:

/s/ Harris Cohen
Harris Cohen